Exhibit 10.4

April 12, 2006

Fred Gerson
Perco Park
100 Park Boulevard
San Diego, CA 92101

  Re
  Amended and Restated Offer Letter

Fred:

        DivX, Inc. ("DXN") is pleased to formally extend to amend and restate its offer letter to you dated March 2005 in which we offered you the opportunity to join the DXN Board of Directors.

        This letter supersedes all prior agreements, including without limitation the March 2005 offer letter.

        You are a member of the Audit Committee and will be a member of the Nominating and Corporate Governance Committee. As we discussed, it is essential that you attend scheduled board meetings in person, but we understand that other matters may require you to attend no more than 20% of each year's board meetings telephonically.

        You have been granted a non-qualified stock option to purchase 60,000 shares of common stock of DXN. At the next meeting of the Board of Directors on April 27, 2006, it will be recommended to the Board that you be granted a non-qualified stock option to purchase 40,000 shares of common stock of DXN. The exercise price per share for these options will be fixed based on DXN's common stock price as determined by DXN's board of directors for the three days prior to date of grant. This grant will vest 25% upon the first year anniversary of the grant date and then 1/48 per month thereafter. Vesting will depend upon your continued status as a Director of DXN.

        In the event that you are a Director and there is a "Change in Control," you will receive one year of accelerated vesting. "Change of Control" shall mean the sale of all or substantially all of the assets of DXN or the acquisition of DXN by another entity by means of consolidation or merger after which the then current shareholders of DXN hold less than 50% of the voting power of the surviving corporation provided that a reincorporation of DXN shall nor be a Change of Control.

        DXN will extend Directors & Officers ("D&O") insurance coverage for liability resulting from your acts or omissions as a Director of DXN pursuant to the terms and conditions of DXN's current D&O insurance policy.

        To the extent permitted under DXN's Articles of Incorporation or By-Laws, DXN further agrees to indemnify you for any damages, suits, liability or claims, resulting from or arising out of your acts or omissions as a Director of DXN, provided the DXN's indemnification under this provision shall not extend to acts of bad faith, willful misconduct, gross negligence, fraud, embezzlement or other material dishonesty, or commission of a felony or other crime of moral turpitude.

        As a Director of DXN you will have access to confidential information and will continue to be bound by the DXN Nondisclosure Agreement, a copy of which you have already executed.

        Please indicate by signature below your agreement and acknowledgement of this amended and restated letter and fax it to our General Counsel, David Richter (fax: 858-882-0604).

DivX, Inc.

/s/ R. Jordan Greenhall R. Jordan Greenhall Chief Executive Officer

Acknowledged and Agreed:

        I have read this letter in its entirety and agree to its terms and conditions.

/s/ Fred Gerson Fred Gerson
Dated:	4-12-06